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                                  EXHIBIT 99.3

                       MARION MERRELL DOW INC. ANNOUNCES
                   PURCHASE OF MAJORITY OWNERSHIP BY HOECHST

KANSAS CITY, Mo., June 28, 1995 - Marion Merrell Dow Inc. (NYSE: MKC) today announced that a wholly owned subsidiary of Hoechst AG has purchased approximately 197 million shares, or 71 percent, of Marion Merrell Dow's outstanding common stock from The Dow Chemical Company. The price was $25.75 per share, or about $5.1 billion.

The remaining 29 percent, or approximately 80 million shares, will be acquired by Hoechst through a merger. A special meeting of shareholders is scheduled for July 18 to vote on the transaction, although approval is assured because Hoechst has committed to vote its 71 percent of the shares in favor. An information statement is being sent to Marion Merrell Dow shareholders today. Following the special meeting, the merger will become effective and minority shareholders will receive letters of transmittal explaining how to obtain payment of $25.75 per share in cash, plus an additional amount based upon a pro rata portion of the regular quarterly dividend depending on the timing of the closing of the merger.